EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in Amendment No. 2 to the Annual Report (Form 20-F) of JED Oil Inc. of our report dated March 13, 2006 to the Shareholders of JED Oil Inc., with respect to the consolidated financial statements of JED Oil Inc. for the year ended December 31, 2005.
We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121146) pertaining to the Stock Option Plan of JED Oil Inc. and the Registration Statement (Form F-3 No. 333-136180) of our report dated March 13, 2006, with respect to the consolidated financial statements of JED Oil Inc. included in Amendment No. 2 to the Annual Report (Form 20-F) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Chartered Accountants
November 6, 2006 Calgary, Alberta